     As filed with the Securities and Exchange Commission on July 20, 2000
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------
                            EFFICIENT NETWORKS, INC.
             (Exact name of Registrant as specified in its charter)

                                ---------------

                     Delaware                                          75-2486865
         (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                         Identification Number)

              4849 Alpha Road, Dallas, Texas 75244, (972) 852-1000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------
                                 Mark A. Floyd
                     President and Chief Executive Officer
                            Efficient Networks, Inc.
              4949 Alpha Road, Dallas, Texas 75244, (972) 852-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                    Copy to:
                             John L. Donahue, Esq.
                             Adam R. Dolinko, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
      650 Page Mill Road, Palo Alto, California 94304-1050, (650) 493-9300

                                ---------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        Calculation of Registration Fee

====================================================================================
                                                         Proposed
                                          Proposed       Maximum
 Title of Each Class of                    Maximum      Aggregate
       Securities         Amount to be Offering Price    Offering      Amount of
    to be Registered       Registered  Per Security(1)   Price(1)   Registration Fee
------------------------------------------------------------------------------------
5% Convertible Subordi-
 nated Notes due 2005..   $400,000,000       100%      $400,000,000     $105,600
------------------------------------------------------------------------------------
Common Stock, $0.001 par
 value per share.......       (2)            (2)           (2)            (3)
------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.
(2) Includes 2,209,994 shares of common stock initially upon conversion of the notes at the conversion price of $181.00 per share of common stock.
    Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(3) Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.
                                ---------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 20, 2000

                            EFFICIENT NETWORKS, INC.

                                  $400,000,000

                 5% Convertible Subordinated Notes Due 2005 and
             the Common Stock Issuable Upon Conversion of the Notes

  We issued the notes in a private placement in March 2000. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

  The notes are convertible prior to maturity into common stock at an initial conversion price of $181.00 per share, subject to adjustment in certain events. We will pay interest on the notes on March 15 and September 15 of each year, beginning on September 15, 2000. The notes will mature on March 15, 2005, unless earlier converted or redeemed.

  We may redeem all or a portion of the notes on or after March 20, 2003. In addition, the holders may require us to repurchase the notes upon a fundamental change prior to March 15, 2005.

  The reported last sales price of our common stock on the Nasdaq National Market on July 19, 2000 was $82.75 per share. Our common stock is traded on the Nasdaq National Market under the symbol "EFNT."

                                  -----------

  The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 7 of this prospectus for information that you should consider before purchasing these securities.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     This prospectus is dated       , 2000

   You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   3
Summary....................................................................   5
Risk Factors...............................................................   7
Use of Proceeds............................................................  19
Ratio of Earnings to Fixed Charges.........................................  19
Description of Notes.......................................................  20
Certain United States Federal Income Tax Considerations....................  31
Selling Securityholders....................................................  37
Plan of Distribution.......................................................  40
Legal Matters..............................................................  41
Experts....................................................................  41

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices; 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

   The Commission allows us to "incorporate by reference" into this prospectus the information we file with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete:

  . The description of our Common Stock which is contained in our Registration Statement on Form 8-A filed with the Commission on June 22, 1999 pursuant to Section 12 of the Exchange Act (File No. 000-26473), and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

  . Our Annual Report on Form 10-K for the fiscal year ended June 30, 1999 as filed with the Commission on September 13, 1999 (File No. 000-26473);

  . Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 as filed with the Commission on October 20, 1999 (File No. 000-26473);

  . Our Current Report on Form 8-K as filed with the Commission on December 30, 1999 (File No. 333-77795);

  . Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1999 as filed with the Commission on February 14, 2000 (File No. 333-77795);

  .  Flowpoint Corporation's Financial Statements included in our
     Registration Statement on Form S-1 as filed with the Commission on January 10, 2000 (Registration No. 333-94289);

  . Our Current Report on Form 8-K as filed with the Commission on March 1, 2000 (File No. 333-77795);

  . Our Current Report on Form 8-K as filed with the Commission on March 6, 2000 (File No. 333-77795);

  . Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 as filed with the Commission on May 12, 2000 (File No. 000-26473);

  . Our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2000 as filed with the Commission on July 14, 2000 (File No. 000-26473); and

  . Our Current Report on Form 8-K as filed with the Commission on July 20, 2000 (File No. 000-26473).

   You may request a copy of these filings, at no cost, by contacting us at the following address:

                         Investor Relations Department
                            Efficient Networks, Inc.
                                4849 Alpha Road
                              Dallas, Texas 75244
                           Telephone: (972) 852-1000
                         E-Mail: investor@efficient.com

   You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                                    SUMMARY

   This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference into this prospectus. When used in this prospectus, the terms "Efficient," "we," "our" and "us" refer to Efficient Networks, Inc. and not to the selling securityholder.

                            Efficient Networks, Inc.

   Efficient Networks is a worldwide developer and supplier of high-speed digital subscriber line customer premises equipment for the high-speed, high-volume digital communication, or broadband, access market. Digital subscriber line, or DSL, solutions enable telecommunications and other communication network service providers to provide high-speed, cost-effective broadband access services over the existing copper wire telephone infrastructure. We believe there is significant demand for broadband access, especially among business users and consumers who have found current solutions to be inadequate or too expensive. DSL networks generally consist of two core components, one installed at the network operator's facility--typically referred to as the central office--and one installed at the customer's home or business. The DSL equipment installed at the customer premises is generally referred to as customer premises equipment. We develop and produce DSL customer premises equipment, and in particular single- and multiple-user DSL customer premises equipment for small- to medium-size businesses, branch offices of large corporations and consumers. Our DSL products enable applications such as high-speed Internet access, electronic commerce, access to computer networks from remote locations, telecommuting and extensions of corporate networks to branch offices.

   We were incorporated in Delaware in 1993. Our principal executive offices are located at 4849 Alpha Road, Dallas, Texas 75244 and our telephone number is
(972) 852-1000. Our Website is located at http://www.efficient.com. Information contained on our Website does not constitute part of this prospectus.

                                  The Offering

 Securities Offered... $400,000,000 principal amount of 5% Convertible
                        Subordinated Notes Due March 15, 2005 and the common stock underlying such notes.

 Interest............. The notes bear interest at an annual rate of 5%. We will pay interest on March 15 and September 15 of each year,
                        beginning September 15, 2000.

 Maturity Date........ March 15, 2005.

 Conversion........... The notes may be converted into common stock at any time on or before March 15, 2005 at a conversion price of
                        $181.00 per share, subject to adjustment if some events
                        affecting our common stock occur.

 Subordination........ The notes are subordinated to all senior indebtedness and to all debt and other liabilities of our
                        subsidiaries. Neither we nor our subsidiaries are
                        limited from incurring additional debt, including
                        senior indebtedness, under the indenture.

 Optional Redemption.. On or after March 20, 2003, we may redeem the notes at the redemption prices listed in this prospectus, together with accrued and unpaid interest.

 Fundamental Change... In the event of a fundamental change prior to March 15,
                        2005, a noteholder, at its option, may require us to redeem all or any part (provided that the principal amount is $1,000 or an integral multiple thereof) of the holder's notes at 100% of the principal amount of the notes to be redeemed plus accrued interest.

 Sinking Fund......... None.

 Use Of Proceeds...... We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the
                        underlying common stock.

                                  RISK FACTORS

   Before you invest in the notes or shares of Efficient common stock underlying the notes, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase the notes or the shares of common stock underlying the notes. The risks set out below are not the only risks we face.

   If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of the notes and common stock could decline, and you may lose all or part of your investment.

   Keep these risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus and in the documents incorporated herein by reference. These are statements that relate to our expectations for future events and time periods. Generally, the words "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

Risks Associated With the Digital Subscriber Line Industry

Sales of our products depend on the widespread adoption of broadband access services and if the demand for broadband access services does not develop, then our results of operations and financial condition would be adversely affected.

   Our business would be harmed, and our results of operations and financial condition would be adversely affected, if the use of broadband access services does not increase as anticipated, or if our customers' broadband access services are not well received in the marketplace. Certain critical factors will likely continue to affect the development of the broadband access services market. These factors include:

  .  inconsistent quality and reliability of service;

  .  lack of availability of cost-effective, high-speed service,

  .  inability to integrate business applications on the Internet;

  .  lack of interoperability among multiple vendors' network equipment;

  .  congestion in service providers' networks;

  .  inadequate security; and

  .  inability to meet growing demands for increasing bandwidth.

   Even if these factors are adequately addressed, the market for broadband access services to the Internet and corporate networks may fail to develop or may develop more slowly than anticipated. If this market fails to develop or develops more slowly than anticipated, our business would be harmed, and our results of operations and financial condition would be adversely affected.

Many competing technologies serve our target market. If the DSL technology upon which our products are based does not succeed as a technological solution for broadband access, we would not be able to sustain or grow our business.

   The market for high-speed data transmission services has several competing technologies which offer alternative solutions, and the demand for DSL services is uncertain in light of this competition. Technologies which compete with DSL are:

  . other access solutions provided by telephone network service providers such as dial-up analog modems, integrated services digital networks
     (ISDN) and T1 services;

  .  broadband wireless technologies; and

  .  broadband cable technologies.

   The introduction of new products based on these or alternative technologies or the emergence of new industry standards could render our products less competitive or obsolete. If any of these events occur, we would be unable to sustain or grow our business.

   If these alternatives gain market share at the expense of DSL technologies, demand for our products would be reduced, and we would be unable to sustain or grow our business. Additionally, wireless and cable network service providers are well funded, and cable network service providers have large existing customer bases. As a result, competition from these companies is intense and expected to increase.

We depend upon network service providers to deploy DSL services in a broad and timely manner, and if they do not, we would be unable to sell our products.

   We sell our products to network service providers who in turn sell them to end users in connection with the service provider's deployment of DSL services. If the network service providers fail to deploy DSL services, we would be unable to sell our products as anticipated, if at all. Factors that impact deployments include:

  . a prolonged approval process, including laboratory tests, technical trials, marketing trials, initial commercial deployment and full commercial deployment;

  . the development of a viable business model for DSL services, including the capability to market, sell, install and maintain DSL services;

  . cost constraints, such as installation costs and space and power requirements at the network service providers' central offices;

  . varying and uncertain conditions of the installed copper wire, including size and length, electrical interference, and crossover interference with voice and data telecommunications services;

  . problems of interoperability among DSL network equipment vendors' products;

  .  evolving industry standards for DSL technologies; and

  .  domestic and foreign government regulation.

Risks Within the DSL Industry

Competition within the DSL market is intense and includes numerous, well established competitors. If we are unable to compete effectively, our business would be harmed.

   Competition in the DSL customer premises equipment market is intense, and we expect competition to increase. Many of our competitors and potential competitors have substantially greater name recognition and technical, financial and marketing resources than we have. In addition, many of our competitors are able to offer their customers a range of products of which customer premises equipment is only one element. Our customers may prefer to purchase from fewer vendors, and may therefore favor competitors with broader product offerings. If we are unable to compete successfully, our business will be harmed and our results of operations and financial condition would be adversely affected. We cannot assure you that we will have the financial resources, technical expertise or marketing, distribution and support capabilities to compete successfully.

   Competitive pressures could adversely affect us in the following ways:

  . reduce demand for our products if customers shift their purchasing to competitors; or

  . cause us to reduce prices on our existing or future products and thereby adversely affect our gross margins.

Our failure to enhance our existing products or to develop and introduce new products that meet changing customer requirements and emerging industry standards would adversely impact our ability to sell our products.

   The market for high-speed broadband access is characterized by rapidly changing customer demands and short product life cycles. If our product development and enhancements take longer than planned, the availability of our products would be delayed. Any such delay could adversely impact our ability to sell our products and our results of operations and financial condition would be adversely affected. Our future success will depend in large part upon our ability to:

  .  identify and respond to emerging technological trends in the market;

  . develop and maintain competitive products that meet changing customer demands;

  . enhance our products by adding innovative features that differentiate our products from those of our competitors;

  .  bring products to market on a timely basis;

  .  introduce products that have competitive prices; and

  . respond effectively to new technological changes or new product announcements by others.

Our current products are not interoperable with certain products offered by suppliers to our customers and are subject to evolving industry standards. If our products do not interoperate with our target customers' networks or an industry standard that achieves market acceptance, customers may refuse to purchase our products.

   In some cases, network equipment vendors, such as Cisco Systems, Inc., sell to our target customers proprietary or unique systems with which our products will not function. In these cases, potential customers that have purchased network equipment that does not function with our DSL customer premises equipment will not purchase our products for those incompatible networks.

   Also, the emergence of new industry standards, whether through adoption by official standards committees or widespread use by our target customers, could require us to redesign our products. If such standards become widespread and our products do not meet these standards, our product sales would decrease, and our business would be harmed. Additionally, the adoption of new standards increases the risk that competitors could more easily develop products that directly compete with our products, which could result in greater competition and pricing pressure.

We may not be able to produce sufficient quantities of our DSL products because we depend on third-party manufacturers. If these manufacturers fail to produce our products in a timely manner, our ability to fulfill our customer orders would be adversely impacted.

   We rely upon third parties to manufacture our products and we expect this to continue in the future. Our success therefore depends, in significant part, on our third party manufacturers to cost effectively produce our products in sufficient quantities to meet demand. There are a number of risks associated with relying on third-party manufacturers, including the following:

  .  reduced control over delivery schedules;

  .  reduced control over quality and quality assurance; and

  .  reduced control over manufacturing yields and costs.

   We have no long-term contracts or arrangements with any of our vendors that guarantee product availability, the continuation of particular payment terms or the extension of credit limits. The competitive dynamics of our market require us to obtain components at favorable prices, but we may not be able to obtain additional volume purchase or manufacturing arrangements on terms that we consider acceptable, if at all. If we enter into a high-volume or long-term supply arrangement and subsequently decide that we cannot use the products or services provided for in the agreement, our business would also be harmed.

We may not be able to produce sufficient quantities of our products because we obtain certain key components from, and depend on, certain sole-source suppliers. If we are unable to obtain these sole-source components, we would not be able to ship our products in a timely manner and our relationships with our customers could be harmed.

   We obtain certain parts, components and equipment used in our products from sole sources of supply. For example, we obtain certain semiconductor chipsets from Alcatel Microelectronics, Motorola, Inc., Analog Devices, Inc., Texas Instruments Incorporated, and Conexant Systems, Inc. We also rely on Texas Instruments Incorporated, Samsung Semiconductor Inc., and VLSI Technology, Inc. to manufacture our application specific integrated circuits.

   Although we have agreements with many of these component providers, these agreements do not require the vendors to meet our supply demands. In recent periods we have experienced difficulties in obtaining adequate supplies of certain components, particularly chipsets from Alcatel and Motorola. In addition, certain standard components, such as flash memory, have been in short supply and, as a result, have been more expensive than anticipated.

   Although these difficulties have not resulted in revenue shortfalls in prior periods, they have lead to higher costs and to extended delivery times for customer orders. In future periods, we could continue to experience component supply difficulties which could continue to result in higher than anticipated costs, extended delivery cycles and, if sufficiently severe, could cause our revenues to fail to meet analyst expectations. Moreover, to the extent that we experience component supply difficulties and our competitors do not, our customers may elect to move their business to a competitor in order to ensure timely delivery. Recapturing any business lost due to delayed deliveries may be difficult or impossible. Any of these outcomes could harm our business.

We may be subject to product returns and product liability claims resulting from defects in our products. Product returns and product liability claims could result in the failure to attain market acceptance of our products and harm our business.

   Our products are complex and may contain undetected defects, errors or failures. The occurrence of any defects, errors or failures could result in delays in installation, product returns and warranty claims beyond that for which we have established reserves. Any of these occurrences could also result in the loss of or delay in market acceptance of our products, either of which would harm our business and adversely affect our operating results and financial condition.

   Although we have not experienced any material product liability claims to date, the sale and support of our products entail the risk of these claims. A successful product liability claim brought against us could be expensive, divert the attention of management from ordinary business activities and, correspondingly, harm our business.

Risks That May Cause Financial Fluctuations

We have incurred net losses since our inception and expect future losses. Accordingly, we may not be able to achieve profitability, and even if we do become profitable, we may not be able to sustain profitability.

   Due to our limited operating history and our history of losses, we may never be able to achieve profitability, and even if we do, we may not be able to remain profitable. To achieve profitable operations on a continuing basis, we must successfully design, develop, test, manufacture, introduce, market and distribute our products on a broad commercial basis.

   In addition to the foregoing, in connection with our acquisition of Flowpoint Corporation in December 1999, we recorded approximately $925.1 million of intangible assets which we are amortizing at the rate of approximately $46.3 million per quarter over a five year period. This goodwill amortization will adversely affect operating results. Therefore, even if we achieve positive cash flow from operations, we expect to continue to be unprofitable for a significant additional period.

   Our ability to become operationally profitable will depend on a number of factors, many of which are beyond our control. These factors include:

  . the rate of market acceptance of DSL broadband access in general and the demand for our products in particular;

  . our ability to reduce the manufacturing and component costs of our products;

  . the competitive environment for DSL customer premises equipment and the rate at which the prices that we are able to command for our products may decline; and

  . our ability to achieve manufacturing and operational efficiencies as we grow our operations.

   Due to these factors, we cannot forecast with any degree of accuracy when or if we will become operationally profitable or, if we achieve such profitability, that we would be able to sustain it.

We have a short operating history and, as a result, it is difficult to predict our future results of operations.

   We have a short operating history upon which to evaluate our business. We first commenced product shipments in August 1994 and did not introduce DSL products until March 1998. Due to our limited operating history, it is difficult or impossible for us to predict future results of operations. You should not expect future revenue growth to be comparable to our recent revenue growth. In addition, we believe that comparing different periods of our operating results is not meaningful, and you should not rely on the results for any period as an indication of our future performance. Investors in our common stock must consider our business and prospects in light of the risks and difficulties typically encountered by companies in their early stages of development, particularly those in rapidly evolving markets such as ours.

If sales forecasted for a particular period are not realized in that period due to the lengthy sales cycle of our products, our operating results for that period would be adversely affected.

   If we fail to realize forecasted sales for a particular period, our operating results would be adversely affected and our stock price would likely decline and could decline significantly. The sales cycle of our products is typically lengthy and involves:

  .  a significant technical evaluation;

  . delays associated with network service providers' internal procedures to commit to a particular product line offering and approve large capital expenditures;

  . time required to deploy new technologies within service providers' networks; and

  .  testing and acceptance of new technologies.

   For these and other reasons, a sale of our products generally requires six to twelve months to complete. Furthermore, the announcement and projected implementation of new standards may affect sales cycles, as network service providers may choose to delay large-scale deployment of DSL services until compliant products are available.

Our product cycles tend to be short, and we may incur substantial non-recoverable expenses or devote significant resources to sales that do not occur when anticipated.

   In the rapidly changing technology environment in which we operate, product cycles tend to be short. Therefore, the resources we devote to product sales and marketing may not generate material revenues for us, and from time to time we may need to write off excess and obsolete inventory. If we incur substantial sales, marketing and inventory expenses in the future that we are not able to recover, and we are not able to compensate for such expenses, our operating results would be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions and we still have higher cost products in inventory, our business would be harmed, and our results of operations and financial condition would be adversely affected.

Our operating results in one or more future periods are likely to fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors, causing our stock price to decline.

   Our operating results are likely to fluctuate significantly in the future on a quarterly and an annual basis due to a number of factors, many of which are outside our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price is likely to decline, potentially dramatically. We cannot assure you that this will not occur because of the numerous factors that could cause our revenues and costs to fluctuate.

   These factors include the following:

  .  the timing and size of sales of our products and services;

  .  announcements of new products and product enhancements by competitors;

  .  the entry of new competitors into our market, including by acquisition;

  . unexpected delays in introducing new or enhanced products, including manufacturing delays;

  .  the mix and average selling prices of the products we sell;

  .  the volume and average cost of products manufactured; and

  .  the effectiveness of our product cost reduction efforts.

Our customer base is concentrated, and the loss of one or more of our customers could harm our business.

   Because DSL service relies upon existing telephone lines to reach end users, a substantial majority of potential DSL end-user accounts in the U.S. and in other countries are controlled by a relatively small number of network service providers. If we are not successful in maintaining relationships with these few network service providers and the network equipment vendors that supply them, our business will be harmed.

   Although deregulation and increasing competition are expanding our potential customer base, a small number of customers has accounted for a large portion of our revenues to date. We sell our DSL products primarily to network service providers, network equipment vendors and telephone company-aligned distributors. We expect to continue to be dependent upon a relatively small number of large customers in future periods, although the specific customers may vary from period to period. If we are not successful in maintaining relationships with key customers, and winning new customers, our business would be harmed.

We derive a substantial amount of our revenues from international sources, and difficulties associated with international operations could harm our business.

   Since inception, a substantial portion of our revenues has been derived from customers located outside of the United States, and we expect this trend to continue. Revenues derived from customers located outside of the United States represented 52% of our net revenues in fiscal 1998, 41% of our net revenues in fiscal 1999 and 20% of our net revenues for the first nine months of fiscal 2000. We believe that our continued growth and ability to attain profitability will require us to continue to penetrate international markets. If we are unable to successfully overcome the difficulties associated with international operations and maintain and expand our international operations, our business would be harmed. These difficulties include:

  . difficulties staffing and managing foreign operations in our highly technical industry;

  . changes in regulatory requirements which are common in the telecommunications industry;

  . licenses, tariffs and other trade barriers imposed on products such as ours;

  .  political and economic instability especially in Asia and the Pacific;

  .  potentially adverse tax consequences;

  . difficulties obtaining approvals for products from foreign governmental agencies which regulate networks;

  . compliance with a wide variety of complex foreign laws and treaties relating to telecommunications equipment; and

  . delays or difficulties collecting accounts receivable from foreign entities that are not subject to suit in the United States.

   To date, our international sales and component purchases have been denominated solely in U.S. dollar and, accordingly, we have not been exposed to fluctuations in non-U.S. currency exchange rates. In the future, a portion of our international sales may be denominated in currencies other than U.S. dollars, which would expose us to gains and losses based upon exchange rate fluctuations. Such gains and losses may contribute to fluctuations in our operating results.

Risks That May Affect Our Ability to Execute Our Business Plans

Our business could be adversely affected if we do not adequately address the risks associated with acquired technologies or companies.

   As part of our business strategy, we expect to continue to review potential acquisitions that could complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. In December 1999, we acquired Flowpoint Corporation. In connection with future acquisitions, we could issue equity securities that would dilute our current stockholders' percentage ownership, incur substantial debt, or assume contingent liabilities. Such actions by us could seriously harm our results of operations and/or the price of our common stock. Acquisitions also entail numerous other risks which could adversely affect our business, results of operations and financial condition, including:

  . difficulties in assimilating acquired operations, technologies or products;

  . unanticipated costs or capital expenditures associated with the acquisition;

  . acquisition-related charges and amortization of acquired technology and other intangibles that could negatively affect our reported results of operations;

  .  diversion of management's attention from our business;

  . adversely affect existing business relationships with suppliers and customers; and

  . failure to successfully integrate these businesses, products, technologies and personnel.

We rely on indirect distribution channels and strategic relationships to sell and manufacture our products, and if we are not able to maintain existing and develop additional strategic relationships and indirect distribution channels, our business would be harmed.

   Our business strategy relies on our strategic relationships with network equipment vendors, network service providers, and suppliers of DSL technology. If our existing relationships are not successful or our competitors are better able to develop these relationships, our business would be harmed. End users typically purchase DSL customer premises equipment from network service providers, and network service providers may purchase DSL customer premises equipment from independent network equipment vendors and distributors. We typically work closely with our potential customers and suppliers to ensure interoperability of products with customer networks and of components with our DSL customer premises equipment. In addition, we rely on our strategic relationships with telephone company-aligned distributors in order to broaden our distribution network. Also, larger vendors of DSL customer premises equipment may be able to leverage their size and established distribution channels to gain a significant competitive advantage over us. We cannot assure you that we will be able to maintain or expand our existing strategic relationships or that we will be able to establish new relationships in the future.

We continue to rapidly and significantly expand our operations, and our failure to manage growth could harm our business and adversely affect our results of operations and financial condition.

   We have rapidly and significantly expanded our operations, including the number of our employees, the geographic scope of our activities and our product operations. We expect that further significant expansion will be required to address potential growth in our customer base and market opportunities. Any failure to manage growth effectively could harm our business and adversely affect our operating results and financial condition. We cannot assure you that we will be able to do any of the following, which we believe are essential to successfully manage the anticipated growth of our operations:

  . improve our existing and implement new operational, financial and management information controls, reporting systems and procedures;

  .  hire, train and manage additional qualified personnel;

  .  expand and upgrade our core technologies; and

  . effectively manage multiple relationships with our customers, suppliers and other third parties.

   In the future, we may also experience difficulties meeting the demand for our products. The installation and use of our products require training. If we are unable to provide training and support for our products, more time may be necessary to complete the implementation process and customer satisfaction may be adversely affected. In addition, our suppliers may not be able to meet increased demand for our products. We cannot assure you that our systems, procedures or controls will be adequate to support the anticipated growth in our operations.

Competition for qualified personnel in the networking equipment and telecommunications industries is intense, and if we are not successful in attracting and retaining these personnel, our business would be harmed.

   Our future success will depend on the ability of our management to operate effectively, both individually and as a group. Therefore, the future success of our business will also depend on our ability to attract and retain high-caliber personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, could harm our business.

   Because competition for qualified personnel in the networking equipment and telecommunications industries is intense, we may not be successful in attracting and retaining such personnel. We are seeking to hire a significant number of additional personnel in the near future, including direct sales and marketing personnel. There may be only a limited number of people with the requisite skills to serve in those positions, and it may become increasingly difficult to hire these people. In addition, we are actively searching for research and development engineers, who also are in short supply. Our business will be harmed if we encounter delays in hiring additional engineers. Furthermore, competitors and others have in the past and may in the future attempt to recruit our employees. We do not have employment contracts with any of our key personnel.

The loss of the services of one or more of our executive officers or key employees could harm our business.

   Our executive officers and certain key sales, engineering and management personnel may not remain with us in the future. Our executive officers and key personnel and in particular Mark A. Floyd, our Chief Executive Officer, and Patricia W. Hosek, our Executive Vice President of Product Operations, are critical to our business and its future success. If we lost the services of one or more of our executive officers or key employees, we would need to devote substantial resources to finding replacements, and until replacements were found, we would be operating without the skills or leadership of such personnel, either of which could have a significant adverse effect on our business. None of our officers or key employees is bound by agreements for any specific employment term or covenants not to compete.

Our future success will depend in part on our ability to protect our proprietary rights and the technologies used in our principal products, and if we do not enforce and protect our intellectual property or if others bring infringement claims against us, our business would be harmed.

   We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights. However, these measures afford only limited protection. Our failure to adequately protect our proprietary rights may adversely affect us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary.

   From time to time, third parties, including our competitors, have asserted patent, copyright and other intellectual property rights to technologies that are important to us. For example, we have received a letter from IBM indicating that they hold patents on certain aspects of DSL technology, and urging us to begin negotiating a license to the patent. We are evaluating the IBM patents, and have not yet determined whether to seek a license. Even if we elect to pursue a license from IBM, there can be no assurances we would find the license terms acceptable. We expect that we will increasingly be subject to infringement claims as the number of products and competitors in the high-speed data access market grows and the functionality of products overlaps.

   Litigation of intellectual property rights can be expensive and require significant management time and attention, even if ultimately successful. Moreover, in the event of an adverse result in any future litigation with third parties relating to proprietary rights, we could be required:

  . to pay substantial damages, including treble damages if we are held to have willfully infringed;

  .  to halt the manufacture, use and sale of infringing products;

  .  to expend significant resources to develop non-infringing technology; or

  .  to obtain licenses to the infringing technology, if available.

Our products and those of our customers are subject to government regulations, and changes in current or future laws or regulations that negatively impact our products and technologies could harm our business.

   The jurisdiction of the Federal Communications Commission, or the FCC, extends to the entire communications industry including our customers and their products and services that incorporate our products. Future FCC regulations affecting the broadband access services industry, our customers or our products may harm our business. For example, FCC regulatory policies that affect the availability of data and Internet services may impede our customers' penetration into certain markets or affect the prices that they are able to charge. In addition, international regulatory bodies are beginning to adopt standards for the communications industry. Delays caused by our compliance with regulatory requirements may result in order cancellations or postponements of product purchases by our customers, which would harm our business and adversely affect our results of operations and financial condition.

Additional Risks That May Affect Our Stock Price

We may engage in future acquisitions that dilute our stockholders, cause us to incur debt and assume contingent liabilities.

   As part of our business strategy, we expect to continue to review potential acquisitions that could complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. In the event of such future acquisitions, we could issue equity securities that would dilute our current stockholders' percentage ownership, incur substantial debt, or assume contingent liabilities. Such actions by us could seriously harm our results of operations and/or the price of our common stock. Acquisitions also entail numerous other risks which could adversely affect our business, results of operations and financial condition, including:

  . difficulties in assimilating acquired operations, technologies or products;

  . unanticipated costs or capital expenditures associated with the acquisition;

  . acquisition related charges and amortization of acquired technology and other intangibles that could negatively affect our reported results of operations;

  .  diversion of management's attention from our business;

  . adversely affect existing business relationships with suppliers and customers; and

  . failure to successfully integrate these businesses, products, technologies and personnel.

Certain provisions of our charter documents may make acquiring control of our company more difficult for a third party, which could adversely affect our stock's market price or lessen any premium over market price that an acquirer might otherwise pay.

   Our charter documents contain provisions providing for a classified board of directors, eliminating cumulative voting in the election of directors and restricting our stockholders from acting without a meeting. These provisions may make certain corporate actions more difficult and might delay or prevent a change in control and therefore limit the price that new investors will pay for our stock. Further, the board of directors may issue new shares of preferred stock with certain rights, preferences, privileges and restriction, including voting rights, without any vote by our stockholders. Our existing stockholders may be adversely affected by the rights of this preferred stock. New preferred stock might also be used to make acquiring control more difficult. We have no current plans to issue shares of preferred stock. We will also indemnify officers and directors against losses incurred in legal proceedings to the broadest extent permitted by Delaware law.

Risks Related to this Offering

The notes are subordinated.

   The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. The notes also are effectively subordinated to the liabilities, including trade payables, of our subsidiaries. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of March 31, 2000, we had no senior indebtedness outstanding, and our subsidiaries had $21.0 million of outstanding indebtedness and other liabilities, including trade payables and excluding intercompany liabilities, as to which the notes are effectively subordinated. We may from time to time incur additional debt, including senior indebtedness. See "Description of Notes--Subordination of Notes."

We may be unable to redeem the notes upon a change in control.

   Upon a change in control, you may require us to purchase all or a portion of your notes. If a change in control were to occur, we may not have enough funds to pay the purchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions that prohibit the repurchase of the notes upon a change in control or may provide that a change in control constitutes an event of default under that agreement. If a change in control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a change in control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to you. The term "change in control" is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a change in control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

A public market may not develop for the notes.

   There is no trading market for the notes. We cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the value of the notes could decline significantly.

The notes may not be rated, however, if rated, may receive a lower rating than anticipated by investors.

   One or more rating agencies may rate the notes. If one or more rating agencies do not assign the notes a rating or assign a rating lower than expected by investors, the market price of the notes and our common stock could be harmed.

The price of our notes and our common stock may be volatile.

   The trading price of our common stock has been and could in the future be subject to significant fluctuations in response to variations in quarterly operating results, developments in the semiconductor industry general economic conditions, changes in securities analysts' recommendations regarding our securities and other factors. In addition, the stock market in recent years has experienced significant price and volume fluctuations which have affected the market prices of technology companies and which have often been unrelated to or disproportionately impacted by the operating performance of such companies. These broad market fluctuations may harm the market price of the notes and the common stock into which the notes are convertible.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale by any selling securityholder of the notes or the underlying common stock.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The deficiency of earnings available to cover fixed charges for each of the periods indicated is as follows:

                             Fiscal Year Ended June 30             Nine Months Ended
                        ----------------------------------------  -------------------
                                                                  March 31, March 31,
                         1995     1996    1997    1998    1999      1999      2000
                        -------  ------  ------  ------  -------  --------- ---------
Deficiency of earnings
 available to cover
 fixed charges......... $(4,295) (5,844) (6,635) (9,921) (26,405)  (6,954)   (54,920)

   These computations include us and our consolidated subsidiaries. The deficiency is calculated by subtracting total fixed charges from earnings. Earnings consist of pre-tax loss plus fixed charges. "Fixed charges" consist of:

  . interest expense plus the portion of rental expense under operating leases deemed by us to be representative of the interest factor, and

  .  amortization of debt issuance costs.

                              DESCRIPTION OF NOTES

   We issued the notes under an indenture dated as of March 1, 2000 between us and State Street Bank and Trust Company of California, N.A., as trustee. The following summarizes some, but not all, of the provisions of the notes and the indenture. A copy of the indenture and the form of certificate evidencing the notes have been filed as exhibits to this registration statement.

   In this section of the prospectus entitled "Description of the Notes," when we refer to "Efficient," "we," "our," or "us," we are referring to Efficient Networks, Inc. and not any of its subsidiaries.

General

   We issued $400,000,000 in aggregate principal amount of the notes in a private placement in March 2000. The notes are unsecured general obligations of Efficient and are subordinate in right of payment as described under "Subordination of Notes". The notes are convertible into common stock as described under "Conversion of Notes". The notes were issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on March 15, 2005, unless earlier redeemed at our option by us or purchased by us at your option upon a change in control.

   We are not restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Efficient, except to the extent described under "Purchase of Notes at Your Option Upon a Change in Control."

   The notes bear interest at the annual rate of 5%. We will pay interest on March 15 and September 15 of each year, beginning September 15, 2000, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest are March 1 and September 1. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds at their election. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   We will maintain an office in the Borough of Manhattan in New York, New York where the notes may be presented for registration, transfer, exchange or conversion. This office is initially an office or agency of the trustee.

Conversion of Notes

   You have the right, at your option, to convert your notes into shares of common stock at any time prior to maturity, unless previously redeemed or purchased, at the conversion price of $181.00 per share, subject to the adjustments described below.

   Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption or subject to purchase following a change in control on a redemption date or a purchase date, as the case may be, occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the converted principal amount. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash based upon the market price of the common stock on the last trading day prior to the date of conversion. If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, unless we default in the payment of the redemption price or purchase price. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

   The conversion price will be adjusted upon the occurrence of:

   (1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

   (2) the subdivision or combination of our outstanding common stock;

   (3) the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

   (4) the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants excluding:

  .  dividends, distributions and rights or warrants referred to in clause
     (1) or (3) above;

  . dividends or distributions exclusively in cash referred to in clause (5) below; and

  . distribution of rights to all holders of common stock pursuant to an adoption of a stockholder rights plan;

   (5) the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding
12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

   (6) the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

   In the event of:

  .  any reclassification of our common stock, or

  .  a consolidation, merger or combination involving Efficient, or

  . a sale or conveyance to another person of the property and assets of Efficient as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

   You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

   We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of Efficient. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

   No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Subordination of Notes

   The indebtedness evidenced by the notes is subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness.

   Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, and interest on the notes is to be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness.

   In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all obligations in respect to such senior indebtedness before the holders of notes are entitled to receive any payment of other distribution. We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

   We also may not make any payment on the notes if:

  . a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

  . any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives an notice of such default, which we refer to as a payment blockage notice, from us or any other person permitted to give this notice under the indenture.

   We may resume making payments on the notes:

  . in the case of a payment default, when the default is cured or waived or ceases to exist, and

  . in the case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after receipt of the payment blockage notice.

   No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since our receipt of the prior payment blockage notice.

   No default that existed on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

   By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than the other creditors of Efficient. These subordination provisions will not prevent the occurrence of any event of default under the indenture. We are not limited or prohibited from incurring additional senior indebtedness under the indenture.

   A portion of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

   Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings.

   Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

   As of March 31, 2000, we had no senior indebtedness, while our subsidiaries had approximately $21.0 million of outstanding indebtedness and other liabilities, including trade payables and excluding intercompany liabilities, as to which the notes are effectively subordinated.

Definitions of senior indebtedness, indebtedness and designated senior indebtedness

   "designated senior indebtedness" means our obligations under any particular senior indebtedness that expressly provides that such senior indebtedness is "designated senior indebtedness" for purposes of the indenture.

   "indebtedness" means:

   (1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including:

  . overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or

  . evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

   (2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances,

   (3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet, or under other leases for facilities equipment or related assets, whether or not capitalized, entered into or leased for financing purposes, as determined by Efficient,

   (4) all of our obligations and other liabilities, contingent or otherwise, or under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property,

   (5) all of our obligations, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

   (6) all of our direct or indirect guaranties or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5),

   (7) any indebtedness or other obligations described in clauses (1) through
(6) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby has been assumed by us, and

   (8) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7).

   "senior indebtedness" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Efficient, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Efficient, including all deferrals, renewals extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes.

   Senior indebtedness does not include any indebtedness of Efficient to any subsidiary of Efficient.

Optional Redemption by Efficient

   We may redeem the notes on or after March 20, 2003, on at least 20 days and no more than 60 days' notice, in whole or in part, at the following redemption prices expressed as percentages of the principal amount:

                                                                      Redemption
                                 Period                                 Price
                                 ------                               ----------
   Beginning on March 20, 2003 and ending on March 14, 2004..........   101.25%
   Beginning on March 15, 2004 and thereafter........................   100.00%

   In each case, we will pay accrued interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date.

   If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

   No sinking fund is provided for the notes.

Purchase of Notes at Your Option Upon a Change in Control

   If a change in control occurs, you will have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of a change in control at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in $1,000 or multiples of $1,000 principal amount.

   We shall mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of a change in control. This notice shall state:

  .  the terms and conditions of the change in control;

  .  the procedures required for exercise of the change in control; and

  .  the holder's right to require Efficient to purchase the notes.

   You must deliver written notice of your exercise of this purchase right to a paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

   A change in control will be deemed to have occurred if any of the following occurs:

  . any "person" or "group" is or becomes the "beneficial owner", directly or indirectly, of shares of voting stock of Efficient representing 50% or more of the total voting power of all outstanding classes of voting stock of Efficient or has the power, directly or indirectly, to elect a majority of the member of the board of directors of Efficient;

  . Efficient consolidates with, or merges with or into, another person or Efficient sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Efficient, or any person consolidates with, or merges with or into, Efficient, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, shares of voting stock of Efficient immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock of Efficient, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

  .  Efficient is dissolved or liquidated.

   However, a change in control will not be deemed to have occurred if either:

  . the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

  . in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

   For purposes of this change in control definition:

  . "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing or securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

  . a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of Efficient will be deemed to include, in addition to all outstanding shares of voting stock of Efficient and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

  . "beneficially owned" has a meaning correlative to that of beneficial owner;

  . "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

  . "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time, capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

   The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all of the assets."

   We will under the indenture:

  . comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  . file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

  . otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

   This change in control purchase feature may make more difficult or discourage a takeover of Efficient and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers of the notes.

   We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

   If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

   Each of the following constitutes an event of default under the indenture:

   (1) we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

   (2) we fail to pay any interest on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

   (3) we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture; or

   (4) certain events in bankruptcy, insolvency or reorganization of Efficient.

   If an event of default, other than an event of default described in clause
(4) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (4) above occurs, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above.

   After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

   Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

   No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  . the holder has previously given to the trustee written notice of a continuing event of default;

  . the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  . the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregated principal amount of the outstanding notes a direction inconsistent with such request within 60 days after such notice, request and offer.

   However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note or the right to convert the note on or after the applicable due date.

   Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default except if:

  .  we fail to pay principal, premium or interest on any note when due;

  .  we fail to convert any note into common stock; or

  . we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

   We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Efficient, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

   We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes.

   However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note if such modification or amendment would:

  .  change the stated maturity of the principal of or interest on any note;

  .  reduce the principal amount of, or any premium or interest on, any note;

  . reduce the amount of principal payable upon acceleration of the maturity of any note;

  . change the place or currency of payment of principal of, or any premium or interest on, any note;

  . impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

  . modify the subordination provisions in a manner materially adverse to the holders of notes;

  . adversely affect the right of holders to convert notes other than as provided in or under the indenture;

  . reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

  . reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  .  modify such provisions with respect to modification and waiver.

Consolidation, Merger and Sale of Assets

   We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

  . the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the notes and under the indenture;

  . immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  .  other conditions specified in the indenture are met.

Registration Rights

   We have filed a registration statement, of which this prospectus forms a part, pursuant to a registration rights agreement we entered into with the initial purchasers in the initial private placement of the notes. Efficient will use reasonable efforts to have this shelf registration statement declared effective by September 4, 2000 and to keep it effective until the earliest of:

   (1) July 20, 2002;

   (2) the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

   (3) the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the effectiveness period.

   If:

   (1) on or prior to September 4, 2000, the shelf registration statement has not been declared effective by the SEC;

   (2) we fail with respect to a notice holder that supplies the questionnaire described below to supplement the shelf registration statement in a timely manner in order to name additional selling securities holders; or

   (3) after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes and the common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement;

(each such event referred to in clauses (1) through (3), a registration default), additional interest will accrue on the notes and underlying common stock that are registrable securities over and above the rate set forth in the title of the notes, from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured, at the rate of 0.5% per year for the notes (or an equivalent amount for any common stock issued upon conversion of the notes that are registrable securities). We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registrable rights agreement.

   In addition, if this filing requires a post-effective amendment to the shelf registration statement, we will pay liquidated damages if this amendment is not declared effective within 45 business days of the filing of the post-effective amendment.

Satisfaction and Discharge

   We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

   We have initially appointed the trustee as security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  . vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  .  appoint additional paying agents or conversion agents; or

  . approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

   All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

   We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

   We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

   The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

   State Street Bank and Trust Company of California, N.A., is the trustee under the indenture. The trustee is permitted to deal with Efficient and any affiliate of Efficient with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

   The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. The summary generally applies only to "U.S. Holders" that hold the notes or common stock as "capital assets" (generally, for investment). For this purpose, U.S. Holders include citizens or residents of the United States and corporations organized under the laws of the United States or any state. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons. Special rules apply to nonresident alien individuals and foreign corporations or trusts ("Non-U.S. Holders"). This summary describes some, but not all, of these special rules. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is attributed to its owners. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, the summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state, or local laws.

   INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

 Taxation of Interest

   U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting.

 Sale, Exchange or Redemption of the Notes

   A U.S. Holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, redemption or exchange other than a conversion of the note into common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder's tax basis in the note will generally equal the amount the holder paid for the note. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of individual taxpayers are generally taxed at a maximum rate of 20 percent. The deductibility of capital losses is subject to limitation.

   The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income.

 Market Discount; Acquisition Premium

   If a U.S. Holder purchases a Note for an amount that is less than the Note's stated redemption price at maturity, the amount of such difference will be treated as market discount for U.S. federal income tax purposes, unless the difference is less than a specified de minimis amount. The amount of such difference is not included in the income of a U.S. Holder as it accrues unless such U.S. Holder so elects. Under the market discount rules, a U.S. Holder generally will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of any market discount that has not previously been included in income and that is treated as having accrued on the Note at the time of such payment or disposition. If a U.S. holder makes a gift of a Note, accrued market discount, if any, will be recognized as if the U.S. Holder had sold the Note for a price equal to its fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or, in certain circumstances, the earlier disposition of the Note, the deduction of any interest incurred or maintained to purchase or carry the Note. Any accrued market discount not taken into income prior to conversion of a Note into Common Stock generally will be treated as ordinary income upon the disposition of the Common Stock.

   As noted above, U.S. Holder of a Note may elect to include market discount in income currently as it accrues (on either a straight-line or constant interest rate basis), in which case the rules described above regarding the deferral of interest deductions would not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on a constant interest rate basis.

   A U.S. Holder who purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than qualified stated interest will be considered to have purchased the Note at a premium. Qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Payments of interest on each Note will be qualified stated interest. The amount of any premium on a Note will be reduced by the value, determined under any reasonable method, of the conversion option. If a U.S. Holder elects to have the premium rules apply, the U.S. holder's premium generally may be amortized as an offset against interest income on the Note over the period from the date of purchase to the maturity date of the Note using a constant interest rate method. However, if a Note is purchased at a time when it may be optionally redeemed for an amount that is in excess of its principal amount, special rules would apply that could result in a deferral of the amortization of the premium until later in the Note's term. An election to amortize premium, once made, applies to all taxable obligations held or acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Premium on a Note held by a U.S. Holder who does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note.

 Conversion of the Notes

   A U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. If the holder receives cash in lieu of a fractional share of stock; however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize capital gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder's aggregate basis in the common stock will equal his adjusted basis in the note. The holder's holding period for the stock will include the period during which he held the note.

 Dividends

   If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in his common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

   The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interest in our earnings and profits or assets. In that case, noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend would be taxable to the noteholders even though they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate noteholders for distributions of cash or property to our shareholders.

   Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in Efficient. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

 Sale of Common Stock

   A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.

Special Tax Rules Applicable to Non-U.S. Holders

 Taxation of Interest

   Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that

  . owns, directly or indirectly, at least 10 percent of our voting stock, or

  .  is a "controlled foreign corporation" that is related to us.

   In general, a foreign corporation is a controlled foreign corporation if at least 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation's voting stock.

   The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership after December 31, 2000, the certification requirements generally apply to the partners rather than the partnership.

 Sale, Exchange or Redemption of Notes

   Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if

  . the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business,

  . the Non-U.S. Holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates, or

  . the rules of the Foreign Investment in Real Property Tax Act ("FIRPTA") (described below) treat the gain as effectively connected with a U.S. trade or business.

   The FIRPTA rules may apply to a sale, exchange or other disposition of notes if we are, or were within five years before the transaction, a "U.S. real property holding corporation" ("USRPHC"). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future. The FIRPTA rules would apply to a disposition of notes by a Non-U.S. Holder only if the holder owned, directly or indirectly, more than 5 percent of our common stock within five years before the holder's disposition of the notes. For this purpose, the Non-U.S. Holder would be treated as owning the stock that the holder could acquire on conversion of the holder's notes. If all of these conditions were met, and the FIRPTA rules applied to the sale, exchange, or other disposition of notes by a Non-U.S. Holder, then any gain recognized by the holder would be treated as effectively connected with a U.S. trade or business, and would thus be subject to U.S. federal income tax.

 Conversion of the Notes

   A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "Special Tax Rules Applicable to Non-U.S. Holders--Sale of Common Stock," below.

 Dividends

   Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. Some of the common means of meeting this requirement are described above under "Special Tax Rules Applicable to Non-U.S. Holders--Taxation of Interest."

 Sale of Common Stock

   Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described under "Special Tax Rules Applicable to Non-U.S. Holders--Sale, Exchange or Redemption of Notes."

 Income or Gains Effectively Connected with a U.S. Trade or Business

   The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S.

Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that are effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax." The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

 U.S. Federal Estate Tax

   The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes paid immediately before the death of the holder would have qualified as portfolio interest, exempt from withholding tax as described above under "Special Tax Rules Applicable to Non-U.S. Holders:
Taxation of Interest." Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

Backup Withholding and Information Reporting

   The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax at a 31 percent rate from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

   Payments of interest or dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

   The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments of dividends on common stock, or interest on notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding on dividends paid after December 31, 2000, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under "Special Rules Applicable to Non-U.S. Holders--Taxation of Interest."

   Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

   Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

   Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

   THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                            SELLING SECURITYHOLDERS

   We originally issued the notes in a private placement in March 2000. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

   The following table contains information obtained by Efficient pursuant to a request made to the selling securityholders on June 22, 2000, with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.

                          Principal Amount              Number of
                                 at                     Shares of
                          Maturity of Notes               Common
                            Beneficially    Percentage  Stock That Percentage of
                          Owned That May Be  of Notes      May      Common Stock
          Name                  Sold        Outstanding Be Sold(1) Outstanding(2)
          ----            ----------------- ----------- ---------- --------------
AIM Strategic Income
 Fund...................     $2,000,000          *        11,049         *
Argent Classic
 Convertible Arbitrage
 Fund
 (Bermuda) L.P .........     15,000,000         3.8%      82,872         *
Argent Classic
 Convertible Arbitrage
 Fund L.P. .............      4,000,000         1.0%      22,099         *
Argent Convertible
 Arbitrage Fund Ltd. ...      1,000,000          *         5,524         *
Arkansas Public
 Employees Retirement
 System.................      1,030,000          *         5,690         *
Banc of America
 Securities LLC.........      7,550,000         1.9%      41,712         *
BBT Fund, L.P. .........     18,000,000         4.5%      99,447         *
BNY Hamilton Equity
 Income Fund............      5,000,000         1.3%      27,624         *
Children's Medical
 Center.................        200,000          *         1,105         *
Chrysler Corporation
 Master Retirement
 Trust..................      3,880,000          *        21,436         *
City of Richmond
 Retirement System......         60,000          *           331         *
City of Worcester
 Retirement System......        150,000          *           828         *
Cornell University
 Endowment--Domestic
 Sector.................      1,350,000          *         7,458         *
Credit Suisse First
 Boston Corporation.....     37,150,000         9.3%     205,248         *
Dallas Police & Fire
 Pension System.........        800,000          *         4,419         *
Delaware Pers...........      1,545,000          *         8,535         *
Delta Air Lines Master
 Trust..................      1,465,000          *         8,093         *
Detroit Edison
 Employees' Retirement
 Trust..................        700,000          *         3,867         *
Detroit Medical Center
 Endowment/Depreciation
 Fund...................        120,000          *           663         *
Detroit Medical Center
 Pension Plan...........        180,000          *           994         *
Deutsche Bank Securities
 Inc....................      1,500,000          *         8,287         *
Dow Corning Retirement
 Plan...................        250,000          *         1,381         *
Fiduciary Trust Company
 International..........        750,000          *         4,143         *
Firemen's Annuity &
 Benefit Fund of
 Chicago--Medium Grade
 Portfolio..............        180,000          *           994         *
General Motors Pension
 Fund--High Yield
 Sector.................      1,500,000          *         8,287         *
Granville Capital
 Corporation............      4,000,000         1.0%      22,099         *
Halliburton Company--
 High Yield Sector......        750,000          *         4,143         *
Health Services
 Retirement Plan........        200,000          *         1,105         *
Houston Firemen's Relief
 and Pension Fund "B"...      1,500,000          *         8,287         *
Houston Municipal
 Employees Pension
 System.................      1,250,000          *         6,906         *
HT Insight Convertible
 Securities Fund........        250,000          *         1,381         *
IBM Retirement Plan.....        525,000          *         2,900         *
ICI American Holdings
 Trust..................        825,000          *         4,558         *
Loomis Sayles High Yield
 Fixed Income Fund......        300,000          *         1,657         *
Loomis Sayles High Yield
 Fund...................        100,000          *           552         *
Loomis Sayles
 International High
 Yield Fund.............        400,000          *         2,209         *

                          Principal Amount              Number of
                                 at                     Shares of
                          Maturity of Notes               Common
                            Beneficially    Percentage  Stock That Percentage of
                          Owned That May Be  of Notes      May      Common Stock
          Name                  Sold        Outstanding Be Sold(1) Outstanding(2)
          ----            ----------------- ----------- ---------- --------------
Maine State Retirement
 System.................      1,350,000          *         7,458         *
MetLife General Motors
 High Yield Pension.....        600,000          *         3,314         *
MetLife Pension DB
 Separate Account 249...        300,000          *         1,657         *
Metropolitan Life Loomis
 Sayles High Yield Bond
 Portfolio..............        760,000          *         4,198         *
Minneapolis Teachers
 Retirement Fund........        550,000          *         3,038         *
Morgan Stanley & Co. ...     10,000,000         2.5%      55,248         *
Morgan Stanley Dean
 Witter Convertible
 Securities Trust.......      5,500,000         1.4%      30,386         *
Morgan Stanley Dean
 Witter Income Builder..      3,000,000          *        16,574         *
Morgan Stanley Dean
 Witter Variable Income
 Builder................      2,000,000          *        11,049         *
Motion Picture Industry
 Health Plan--Active
 Member Fund............        450,000          *         2,486         *
Motion Picture Industry
 Health Plan--Retiree
 Member Fund............        225,000          *         1,243         *
New York State Electric
 & Gas Corp. Retirement
 Benefit Plan...........        200,000          *         1,105         *
Norfolk County
 Retirement Board.......        150,000          *           828         *
OCM Convertible Trust...      1,175,000          *         6,491         *
Oppenheimer Convertible
 Securities Fund........      6,000,000         1.5%      33,149         *
Pacific Life Insurance
 Company................      1,500,000          *         8,287         *
Partner Reinsurance
 Company Ltd............        815,000          *         4,502         *
Partners Healthcare
 System Inc.............         50,000          *           276         *
Partners Healthcare
 System Inc. Pension....        200,000          *         1,105         *
Pension Reserves
 Investment Trust.......      3,150,000          *        17,403         *
Peter & Elizabeth Tower
 Foundation.............         35,000          *           193         *
Reliant Energy
 Retirement Plan........      1,050,000          *         5,801         *
Robertson Stephens......     17,000,000         4.3%      93,922         *
San Diego County
 Employee's Retirement
 Association............        350,000          *         1,933         *
State Employees'
 Retirement Fund of the
 State of Delaware......      1,965,000          *        10,856         *
State of Connecticut
 Combined Investment
 Funds..................      4,145,000         1.0%      22,900         *
State of Connecticut
 Fund "F"...............      1,650,000          *         9,116         *
State of Oregon Equity..      6,500,000         1.6%      35,911         *
State of Rhode Island
 Employees Retirement
 System.................      3,120,000          *        17,237         *
Teamsters Affiliates
 Pension Plan...........        680,000          *         3,756         *
Teamsters Retirement &
 Family Protection
 Plan...................         35,000          *           193         *
Ubkam Arbitrage Fund....      4,100,000         1.0%      22,651         *
Ubkam Global High Yield
 Fund...................      5,400,000         1.4%      29,834         *
United Food and
 Commercial Workers Tri-
 State Pension Fund.....        200,000          *         1,105         *
United Mine Workers of
 America Health and
 Retirement Fund........      1,000,000          *         5,524         *
Value Line Convertible
 Fund, Inc. ............        500,000          *         2,762         *
Vanguard Convertible
 Securities Fund,
 Inc. ..................      4,130,000         1.0%      22,817         *
Wasserstein Perella
 Securities Inc. .......      3,000,000          *        16,574         *

                         Principal Amount              Number of
                                at                     Shares of
                         Maturity of Notes               Common
                           Beneficially    Percentage  Stock That Percentage of
                         Owned That May Be  of Notes      May      Common Stock
          Name                 Sold        Outstanding Be Sold(1) Outstanding(2)
          ----           ----------------- ----------- ---------- --------------
Winchester Convertible
 Plus Ltd...............        525,000         *          2,900        *
Zeneca Holdings Trust...        790,000         *          4,364        *
Any other holder of
 Notes or future
 transferee, pledgee,
 donee or successor of
 any holder (3)(4)......    190,390,000       47.6%    1,051,878       1.9%

--------
 * Less than 1%.

(1) Assumes conversion of all of the holder's notes at a conversion price of $181.00 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 55,737,156 shares of common stock outstanding as of June 22, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling security holders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

   We prepared this table based on the information supplied to us by the selling securityholders named in the table.

   The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information will be set forth in prospectus supplements.

   Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

   We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

  .  directly by the selling securityholders; or

  . through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

   The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

   If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

   The notes and underlying common stock may be sold in one or more transactions at:

  .  fixed prices;

  .  prevailing market prices at the time of sale;

  .  varying prices determined at the time of sale; or

  .  negotiated prices.

   These sales may be effected in transactions:

  . on any national securities exchange or quotation service on which the underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market, in the case of the common stock;

  .  in the over-the-counter market;

  . in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  .  through the writing of options.

   These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

   In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

   To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

   Our common stock trades on the Nasdaq National Market under the symbol "EFNT." We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors--A public market may not develop for the notes."

   There can be no assurance that any selling securityholder will sell any or all of the notes or underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

   Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

   We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

   The validity of the issuance of Efficient's securities offered by this prospectus will be passed upon for Efficient Networks, Inc. by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

   The consolidated financial statements of Efficient Networks, Inc. as of June 30, 1998 and 1999, and for each of the years in the three-year period ended June 30, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The financial statements of FlowPoint Corporation as of March 31, 1998, August 31, 1998 and February 28, 1999 and for the years ended March 31, 1997 and 1998, the five-month period ended August 31, 1998 and the six-month period ended February 28, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses to be paid by the Registrant in connection with this offering. All amounts are estimates except for the registration fee:

   Securities and Exchange Commission registration fee................ $105,600
   Trustee's fees and expenses........................................    3,000
   Accounting fees and expenses.......................................   10,000
   Legal fees and expenses............................................   75,000
   Miscellaneous......................................................   26,400
                                                                       --------
     Total............................................................ $220,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF EFFICIENT

   The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

   Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

   Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

   The Registrant's certificate of incorporation and bylaws provide that it will indemnify its directors and executive officers, and that it may indemnify its other officers and employees and other agents, to the fullest extent permitted by law. The Registrant believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Registrant's bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. The Registrant has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in its bylaws. These agreements, among other things, provide for indemnification of the Registrant's directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer of the Registrant or at its request. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. The Registrant also maintains directors and officers liability insurance. At present, the Registrant is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Registrant where indemnification will be required or permitted. Furthermore, the Registrant is not aware of any threatened litigation or proceeding that might result in a claim for indemnity by these individuals.

ITEM 16. EXHIBITS

   The following exhibits are filed herewith or incorporated by reference herein:

 Exhibit
 Number                              Exhibit Title
 -------                             -------------
   4.1   Certificate of Incorporation (1)

   4.2   Bylaws, as amended (2)

   4.3   Indenture (3)

   4.4   Registration Rights Agreement (3)

   4.5   Form of Note (included in Exhibit 4.1)(3)

   5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

  12.1   Computation of Ratio of Earnings to Fixed Charges

  23.1   Consent of KPMG LLP

  23.2   Consent of KPMG LLP

  23.3   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (included in Exhibit 5.1)

  24.1   Power of Attorney of certain directors and officers of Efficient
          Networks, Inc. (see pages II-4 and II-5 of this Form S-3)

  25.1   Form T-1 Statement of Eligibility of Trustee for Indenture under the
          Trust Indenture Act of 1939

--------
(1) Incorporated by reference to exhibits filed the Registrant's Registration Statement on Form S-1 (Registration No. 333-77795) declared effective July 14, 1999.

(2) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 10-K (File No. 000-26473) for the fiscal year ended June 30, 1999.

(3) Incorporated by reference to exhibits filed with the Registrant's Quarterly Report on Form 10-Q/A (File No. 000-26473) for the for the fiscal quarter ended March 31, 2000 as filed with the Commission on July 14, 2000.

ITEM 17. UNDERTAKINGS

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 20, 2000.

                                          EFFICIENT NETWORKS, INC.

                                           /s/ Mark A. Floyd
                                          By: _________________________________
                                          Name: Mark A. Floyd
                                          Title: President and Chief Executive
                                           Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark A. Floyd and Jill S. Manning, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                Name                             Title                 Date
                ----                             -----                 ----

       /s/ Mark A. Floyd             President, Chief Executive    July 20, 2000
____________________________________  Officer and Chairman of the
           Mark A. Floyd              Board of Directors
                                      (Principal Executive
                                      Officer)

      /s/ Jill S. Manning            Vice President and Chief      July 20, 2000
____________________________________  Financial Officer
          Jill S. Manning             (Principal Financial and
                                      Accounting Officer)

       /s/ Bruce W. Brown            Director                      July 20, 2000
____________________________________
           Bruce W. Brown

       /s/ James P. Gauer            Director                      July 20, 2000
____________________________________
           James P. Gauer

       /s/ Robert A. Hoff            Director                      July 20, 2000
____________________________________
           Robert A. Hoff

   /s/ William L. Martin III         Director                      July 20, 2000
____________________________________
       William L. Martin III

                Name                             Title                 Date
                ----                             -----                 ----

     /s/ Thomas H. Peterson          Director                      July 20, 2000
____________________________________
         Thomas H. Peterson

      /s/ Anthony T. Maher           Director                      July 20, 2000
____________________________________
          Anthony T. Maher

       /s/ Robert C. Hawk            Director                      July 20, 2000
____________________________________
           Robert C. Hawk

                                 EXHIBIT INDEX

 Exhibit
 Number                              Exhibit Title
 -------                             -------------
   4.1   Certificate of Incorporation (1)

   4.2   Bylaws, as amended (2)

   4.3   Indenture (3)

   4.4   Registration Rights Agreement (3)

   4.5   Form of Note (included in Exhibit 4.1)(3)

   5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

  12.1   Computation of Ratio of Earnings to Fixed Charges

  23.1   Consent of KPMG LLP

  23.2   Consent of KPMG LLP

  23.3   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (included in Exhibit 5.1)

  24.1   Power of Attorney of certain directors and officers of Efficient
          Networks, Inc. (see pages II-4 and II-5 of this Form S-3)

  25.1   Form T-1 Statement of Eligibility of Trustee for Indenture under the
          Trust Indenture Act of 1939

--------
(1) Incorporated by reference to exhibits filed with and the Registrant's Registration Statement on Form S-1 (Registration No. 333-77795) declared effective July 14, 1999.

(2) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 10-K (File No. 000-26473) for the fiscal year ended June 30, 1999.

(3) Incorporated by reference to exhibits filed with the Registrant's Quarterly Report on Form 10-Q/A (File No. 000-26473) for the for the fiscal quarter ended March 31, 2000 as filed with the Commission on July 14, 2000.